Exhibit 16

April 4, 2003

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of NSD Bancorp, Inc.’s Form 8-K dated April 4, 2003, and have the following comments:

1.	We agree with the statements made in the second, third, and fourth paragraphs of Item 4(a).

2.	We have no basis on which to agree or disagree with the statements made in the first paragraph of Item 4(a), and both paragraphs in Item 4(b).

Yours truly,

/s/ DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania